Exhibit 99.2

Ensco International Incorporated 500 North Akard Suite 4300 Dallas, TX 75201-3331 Phone: (214) 397-3000 www.enscointernational.com	MEMORANDUM

TO:	All Ensco Employees

FROM:	Dan Rabun

DATE:	November 9, 2009

SUBJECT:	Ensco Announces Change in Corporate Structure
We announced today that our Board of Directors has approved a plan to change Ensco’s corporate structure and move our legal domicile from Delaware to the U.K., where we currently have substantial operations. The proposed plan is designed to further enhance Ensco’s worldwide business operations.
We believe that this is a logical next step in Ensco’s evolution. Having become a truly global organization, relocating our principal executive offices to the U.K. will enhance executive oversight of our worldwide operations and put senior management closer to more of our key customers. As part of the move, Mark Burns, Carey Lowe, Jay Swent, Bud Malone, Jan van Bohemen and I will relocate to London, along with a small number of employees from the Dallas office.
Ensco will continue to conduct the same business operations when the proposed plan is completed. Consequently, daily activities for the vast majority of our employees, other than the individuals relocating to London, will be unchanged and we anticipate a smooth transition. Over time, the steps we are proposing should create more career opportunities for our employees as we continue to build Ensco’s worldwide business operations. An Employee FAQ is posted on PayZone and we will keep you updated as we complete the transition.
Our plan is subject to shareholder approval and we tentatively plan to hold a Special Meeting of Stockholders on December 22, 2009 to vote on the proposal. Additional information is also available in our press release issued today that is posted on our website, www.enscointernational.com. Senior managers will be communicating with customers regarding our announcement. Should you receive questions from other outside parties, such as the press, please refer them to the Investor Relations Department.
Thank you in advance for your support and hard work as we complete this important transition for the benefit of our employees, customers and shareholders.

Additional Information About the Restructuring Plan and Where to Find It
     Ensco International Limited (which will become a public limited company and be renamed Ensco International plc), a subsidiary of Ensco International Incorporated (Ensco), has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus, and other relevant materials in connection with the proposed corporate restructuring. The proxy statement/prospectus will be mailed to the stockholders of Ensco once the registration statement has been declared effective by the SEC. Investors and security holders of Ensco are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Ensco, Ensco UK and the restructuring plan. The registration statement, proxy statement/prospectus and other relevant materials and any other documents filed by Ensco or Ensco UK with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or on Ensco’s website at www.enscointernational.com. Investors can also receive free copies of these documents by contacting Ensco International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331, Attn: Investor Relations Department.
     Ensco and Ensco UK, their respective directors, executive officers and certain other members of management and employees and Ensco’s proxy solicitor, D.F. King & Co., Inc., may be deemed to be participants in the solicitation of proxies in respect of the proposed restructuring plan. Information about the executive officers and directors of Ensco and their ownership of shares of Ensco common stock is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein.